Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Bitfarms Ltd. (the “Company”) of our report dated March 6, 2024, relating to the consolidated financial statements, which appears in Exhibit 99.2 to the Company’s Annual Report on Form 40-F.

We also consent to the reference to us under the heading “Interests of Experts”, which appears in the Annual Information Form included in Exhibit 99.1 of the Company’s Annual Report on Form 40-F, which is incorporated by reference in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

October 15, 2024